Exhibit 99.1

NEWS RELEASE

24

CONTACTS
Media	Investor Relations
Angie Blackwell – 585-678-7141 Cheryl Gossin – 585-678-7191	Patty Yahn-Urlaub – 585-678-7483 Bob Czudak – 585-678-7170

Constellation Amends and Extends

Revolving Credit Facility and a Portion of

Term Loan; Intends to Call Senior

Subordinated Notes

VICTOR, N.Y., Jan. 26, 2010 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, announced today that it has successfully amended its Senior Credit Facility to extend a portion of its revolving credit facility until June 2013, which was otherwise due to expire in June 2011, and extend $300 million of its $1.2 billion term loan. In addition, the company announced that it intends to give notice to call, without penalty on Feb. 25, 2010, all $250 million of its 8 1/8 percent senior subordinated notes due Jan. 15, 2012.

“Our current focus on debt reduction remains unchanged,” said Bob Ryder, chief financial officer. “Through strong free cash flow generation and the proceeds from asset sales, we have reduced our leverage and improved our credit profile. We decided to take advantage of our current position and improved credit markets to extend these debt maturities and prepay the 2012 senior subordinated notes, which we expect will lower interest expense.”

Additional details regarding these activities are available in the company’s filings with the Securities and Exchange Commission.

About Constellation Brands

Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers paired with storied brands that suit varied lives and

-more-

tastes. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 total brands in our portfolio, sales in about 150 countries and operations in approximately 45 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation Brands and its product portfolio visit the company’s web site at www.cbrands.com.

Forward-Looking Statements

This news release contains forward-looking statements. The words “intend,” and “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to Constellation’s business strategy, future operations, prospects, plans and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.

In addition to risks associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including other factors and uncertainties disclosed from time to time in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2009, which could cause actual future performance to differ from current expectations.

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